December 21, 2000



 Title   FirstName   LastName
 JobTitle
 Company
 Address1
 salutaion
 Address2
 City  ,  State   Zip

RE: SECOND AMENDMENT - PROMISSORY NOTE ("NOTE") OF PENN OCTANE CORPORATION (THE "COMPANY") CURRENTLY HELD BY YOU WITH A DUE DATE OF DECEMBER 15, 2000 AND RELATED AGREEMENTS AND INSTRUMENTS (REVISES SECOND AMENDMENT DATED DECEMBER 19, 2000)

Dear  Shareholder:

     Reference is made to the Note currently held by you and to all of the various agreements and instruments, as amended, heretofore entered into in connection therewith (collectively, the "Original Documents"), including, without limitation, (i) the Purchase Agreement between you and the Company (the "Purchase Agreement"); (ii) the Note; (iii) the Common Stock Purchase Warrant (the "Warrants") issued to you by the Company that is exercisable for the purchase of shares (the "Warrant Shares") of the Common Stock, $.01 par value (the "Common Stock"), of the Company; (iv) the Registration Rights Agreement (the "RR Agreement") between you and the Company covering the Warrant Shares; and (v) the letter agreement between you and the Company amending certain of the foregoing (the "First Amendment"). Contemporaneously with your acquisition of the Note and Warrants, various other investors (the "Other Investors") also acquired Promissory Notes (the "Other Notes") and Common Stock Purchase Warrants (the "Other Warrants") exercisable for the purchase of shares of Common Stock; and, in connection therewith, have entered into and/or received agreements and instruments that are identical or similar to the Original Documents (collectively, the "Other Original Documents"). Certain of the Other Investors (but not all of such Other Investors) acquired their respective Other Notes and Other Warrants through PMG Capital Corp. as placement agent for the Company ("PMG"). PMG or an affiliate is acting in a similar capacity in connection with the transactions contemplated by this letter agreement, for which the Company has agreed to pay PMG the amounts described in Schedule I hereto.

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and you hereby agree that the Original
Documents shall be, and they hereby are, amended, effective from and after December 15, 2000, to the full extent necessary to provide for the following:

     1.   Purchase  Agreement.  The  Purchase  Agreement,  as heretofore amended
          -------------------
by the First Amendment, is hereby further amended to the full extent necessary to:

          (a) Also make the Company's and your representations, warranties and agreements contained in Sections 4 (other than Section 4(d) thereof), 5, 8, 9, 10 (subject to item 1(b) below), 11, 12, 13, 14 and 15 of the Purchase Agreement applicable to the transactions contemplated hereby and to the securities and instruments you are acquiring or amending as contemplated hereby; provided, however, that for purposes of this letter agreement, the references in such sections to:

               (i)     this  "Agreement"  shall  mean  this  letter  agreement;

               (ii) the "Warrants" shall mean the Warrants, as amended hereby, the New Warrants and the Additional New Warrants;

               (iii) the "Warrant Shares" shall mean all shares of the Company's Common Stock issued or issuable on exercise of the Warrants, the New Warrants and the Additional New Warrants; and

               (iv) the "Purchaser Securities" shall mean the Note and the Warrants, each as amended hereby, and the New Warrants and the Additional New Warrants.

          (b) Also exclude from the definition of "Financing" contained in Clause (i)(a) of Recital A to and Section 10 of the Agreement (as heretofore amended by the First Amendment): (i) any future transactions engaged in by the Company or its subsidiaries the net proceeds of which are used to acquire the remaining 50% interest in the leases described in the second paragraph of
Section 4.3 of the original Note that is not presently owned by the Company or its subsidiaries (and to pay expenses incurred in connection therewith); (ii) the restructuring of up to $5,654,000 in principal amount of the Note and Other Notes (and any borrowings or other financings the proceeds of which are used for the purposes contemplated by item 6 hereof) (the "Restructured Debt"), and (iii) any future transactions engaged in by the Company or its subsidiaries to provide up to $5,000,000 in additional working capital for the Company and its subsidiaries (the "Additional Working Capital Debt").

     2.   Note.  The  Note,  as  heretofore  amended  by the First Amendment, is
          ----
hereby  further  amended  to  the  full  extent  necessary  to:

          (a) Delete the reference in Section 1(i) thereof to "December 15, 2000" and insert in lieu thereof the date "December 15, 2001".

          (b) Provide for payment by the Company, on December 15, 2000, of accrued and unpaid interest on the Note through December 15, 2000 at the current interest rate of 9% per annum; and for an increase in such rate to interest at the rate of 13.5% per annum commencing on December 16, 2000 until the Note has been paid in full, with payments of accrued and unpaid interest due quarterly on March 15, 2001, June 15, 2001, September 15, 2001 and December 15, 2001.

          (c)     Provide  for  an increase in the interest rate contemplated by item 2(b) hereof from 13.5% per annum to 17.5% per annum during the period (i) from and after March 31, 2001 during which the Registration Statement (hereinafter defined) has not been declared effective by the SEC (hereinafter defined); provided, however, that the March 31, 2001 date shall instead be April 30, 2001 if the Company is at the time ineligible to use SEC Form S-3 for purposes of such Registration Statement, and (ii) that the Company is obligated to keep the Registration Statement effective pursuant to the RR Agreement but does not do so.

          (d)     Incorporate and make applicable the provisions contemplated by item 1(b) above, it being understood and agreed that the persons or entities providing the funds referred to in item 1(b) hereof shall also be deemed to constitute "Additional Fund Providers" for all purposes hereof.

          (e)     Amend  Section  2.3  of  the  Note  to  read  as  follows:

          The Company will grant to the holders of the Note, the Other Notes, the Restructured Debt, if any, and the Additional Working Capital Debt, if any, the security interest described in Schedule II attached hereto. Pending the perfection of such security interest as described below, Jerome B. Richter shall execute a guaranty of the Company's obligations under the Note, the Other Notes, the Restructured Debt and the Additional Working Capital Debt (collectively the "Secured Obligations"), which guaranty will be with recourse only to a pledge of 2,000,000 shares of the Company's Common Stock held by Mr. Richter and to be pledged by Mr. Richter to secure the aforementioned guaranty. 1,000,000 shares shall be released from the lien of such pledge upon the perfection of the security interest of the holders of the Secured Obligations in the American Assets (as defined in Schedule II). If the entire security interest in Schedule II is not perfected on or before March 15, 2001, the interest rate on the Note and the Other Notes, as amended by Section 2(b) hereof, shall be further increased by 3% per annum for the period from and including March 15, 2001 though and including the date on which such security interest is perfected. For purposes of this Section 2(e), a security interest will be deemed perfected when either (a) PMG, as collateral agent, acting reasonably, is satisfied in its discretion and based on the advice of its counsel that such security interest has been validly perfected in accordance with all applicable laws with the priority specified in Schedule II attached hereto, or (b) the Company delivers to PMG, as collateral agent, a legal opinion, in form and substance satisfactory to PMG and upon which PMG and each holder of any Secured Obligations shall be permitted to rely, that the security interest has been validly perfected in accordance with all applicable laws with the priority specified in Schedule II attached hereto.

     (f)     Amend  Section  6  of  the  Note  to  read  as  follows:

             Certain Restrictive Covenants. For so long as this Note is outstanding, the Borrower covenants and agrees that the Borrower will not pay or issue (i) cash management fees, cash bonuses or warrants or options to purchase common stock to its officers or directors other than cash management fees, cash bonuses, warrants or options which are paid in accordance with past practices of the Borrower or are provided for in existing employment or other agreements or are customary for other companies in the Borrower's industry or are customary for persons having responsibilities similar to those in respect of which such cash management fees, cash bonuses, warrants and options are paid or issued; or
(ii) cash dividends on its issued and outstanding common stock. The answer to the question of whether a cash management fee or cash bonus is covered by the restrictions contained in Section 6 (i) of this Note shall be determined solely by the Borrower, acting in good faith.

     3.     Warrants.  The  Warrants  are  hereby  amended  to  the  full extent
            --------
necessary to (a) extend the current expiration date from December 15, 2002 to December 15, 2003; (b) reduce the current per Warrant Share exercise price from $4.00 to $3.00 (subject to further reduction on June 15, 2001 if the Note is not paid in full on or before June 15, 2001, to a price determined by assuming a per Warrant Share exercise price of $2.50 on the date hereof and further adjusting such price by any actual dilution/anti-dilution adjustments required to be made after the date hereof pursuant to the terms of the Warrants through and including June 15, 2001), in each case, subject to application of the dilution/anti-dilution provisions of the Warrants; and (d) provide that the Company's repurchase rights contained in Section 9 of the Warrants may not be exercised prior to the first anniversary of payment in full of the Note. In addition, the Warrants are hereby amended to allow the Holder to exercise the Warrant through a cancellation of the Note up to the Aggregate Purchase Price, in lieu of a cash exercise.

     4.     New  Warrants.  The  Company will issue to you, on or before January
            -------------
15, 2001, warrants dated as of the date hereof to purchase 125 shares of Common Stock for each $1,000 of principal amount of the Note (the "New Warrants"), subject to the application of dilution/anti-dilution provisions thereof. The New Warrants will have an initial exercise price of $3.00 per share (subject to further reduction on June 15, 2001 if the Note is not paid in full on or before June 15, 2001) to a price determined by assuming a per Warrant Share exercise price of $2.50 on the date hereof and further adjusting such price by any actual dilution adjustments required to be made after the date hereof pursuant to the terms of the Warrants through and including June 15, 2001. All of the New Warrants to the extent exercisable will be exercisable until December 15, 2003. The Company will have the same repurchase rights in respect of the New Warrants as it has in respect of the Warrants. The forms of the New Warrants will be identical to the form Warrants except to the extent reflected above in this item 4 or otherwise necessary to reflect the transactions contemplated by this letter agreement.

     5.     RR Agreement.  The RR Agreement is hereby amended to the full extent
            ------------
necessary to provide for the Company, at its expense, being obligated to file a registration statement (the "Registration Statement") pursuant thereto under the Securities Act of 1933, as amended, with the Securities and Exchange Commission ("SEC") covering the resale by you of the shares of Common Stock covered by the New Warrants (the "New Warrant Shares"). Such New Warrant Shares and similar securities acquired by the Other Investors or others in connection with restructuring the Other Notes shall be deemed to be "Registrable Securities" thereunder; and, thus, holders thereof shall also be entitled to participate in any such registration. The Company shall be obligated to file such Registration Statement with the SEC on or before February 28, 2001; provided, however, that such date shall instead be March 31, 2001 if the Company is, at the time, ineligible to use SEC Form S-3 for purposes of such Registration Statement.

     6.     Company  Representation.  In  addition  to  the  representations and
            -----------------------
warranties of the Company set forth in Section 4 of the Purchase Agreement and incorporated herein pursuant to Section 1(a) of this Agreement, and subject to the truth and accuracy of the Purchaser's representation set forth in Section 5 of the Purchase Agreement as incorporated into this Agreement pursuant to such
Section  1(a)  and  to  the  truth  and accuracy of the representation of PMG in
Schedule I attached hereto, the offer, sale and issuance of the Purchaser Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended.

     7.     Declining  Noteholders.  Notwithstanding  anything  to  the contrary
            ----------------------
contained in your Original Documents, you hereby agree that, to the extent that any Other Investors do not agree to a counterpart of this letter agreement (collectively, the "Declining Noteholders"), the Company shall be entitled to repay such Declining Noteholders all amounts owing by the Company to such Declining Noteholders under their respective Other Original Documents without, by virtue thereof, in any way breaching or otherwise being in default of any of your Original Documents. Any such amounts paid, shall be excluded from the definition of "Financing" provided for in your Purchase Agreement and Note.

     8.     PMG  Director  Nominees.
            -----------------------

          (a) So long as the Note or any Other Notes remain unpaid, PMG, on behalf of you and the Other Investors who are not Declining Noteholders, shall be allowed to nominate one director to the Company's board (currently there are seven board members, including Messrs. Richter, Bracamontes, Lockett and Bothwell); and Messrs. Richter, Bracamontes, Lockett and Bothwell shall vote their shares in support of the election of such PMG nominee and, if applicable, take such actions as directors to cause such nominee to be elected as a director. If PMG does not elect to designate a nominee for election as a director or if PMG's nominee is not then serving as a director, PMG shall nonetheless have the right to designate a non-voting observer to attend each board meeting. PMG's board representative or non-voting observer shall be entitled to all notices, communications and information made available to the other members of the Company's board. PMG's board representative shall receive the same compensation, including director options, as any outside member of the Board. In addition, the Company shall reimburse all reasonable out of pocket expenses for PMG's board representative or non-voting observer to attend such board meetings. Board meetings shall be held not less than quarterly; provided, however, that meetings by telephone or unanimous written consents may be used in lieu of meetings at which the directors are physically present. In the event of an Event of Default, as defined in Section 2.1 of the Note, PMG, on behalf of you and the Other Investors who are not Declining Noteholders, shall be entitled to nominate an additional two outside directors, and Messrs. Richter, Bracamontes, Lockett and Bothwell shall vote their shares or, if applicable, take such action as directors to cause such additional nominees to be elected as directors.

          (b) PMG shall cause any non-voting observer to keep confidential any notices, communications and information such observer receives pursuant to
Section 8(a) hereof that is nonpublic, confidential or proprietary in nature with respect to the Company; provided, however, that the foregoing shall be inoperative as to any such information which (i) is or becomes generally available to the public other than as a result of a disclosure by such observer or PMG; (ii) becomes available to PMG or such observer on a non-confidential basis from a third-party that is not, to the knowledge of PMG or such observer, subject to a similar confidentiality undertaking; or (iii) was known to PMG or the observer on a nonconfidential basis prior to its disclosure by the Company.

          (c) The Purchaser agrees that, for purposes of this Section 8, the Note and each Other Note shall be considered paid when the Company furnishes to PMG evidence reasonably satisfactory to PMG that it has forwarded payment to the holders of such Note and Other Notes pursuant to Section 1 thereof; provided, however, that such Note or Other Note shall no longer be deemed to have been paid in the event that any such payment forwarded by check is not honored when presented for payment. For purposes of this Section 8(c), the following shall be considered reasonably satisfactory evidence of payment: (i) a copy of a certified check and evidence that such check has been sent by registered mail, return receipt requested to the holder's address set forth in Section 14 of such holder's Purchase Agreement or such other address as such holder may have designated to the Company pursuant to Section 1 of such holder's Note or Other Note or (ii) a copy of wire transfer instructions from a holder together with confirmation of receipt of any such wire transfer duly made pursuant to such instructions.

          (d) The Purchaser acknowledges that, if requested by the Company, upon payment in full of the Note and all Other Notes within the meaning of this
Section 8, every PMG board representative shall resign as a director of the Company.

     9.     Designation of Collateral Agent.  The undersigned holder of the Note
            -------------------------------
agrees  that  PMG  will  serve  as  collateral  agent for all holders of Secured
Obligations. The terms of this agency appointment will be contained in the agreements evidencing the security interests (including the stock pledge) referenced in Section 2(e) hereof.

     Please indicate your agreement with the above by signing below and faxing an executed copy to Ian Bothwell at (562) 929-1921.


Very  truly  yours,

Penn  Octane  Corporation


By:  __________________________________
Its:  Vice  President  and  Chief  Financial  Officer

     The undersigned holder of the Note and other Original Documents referred to in the within letter agreement hereby acknowledges his/her/its agreement to all of the provisions of such letter agreement. The undersigned also agrees to keep the contents of this letter agreement and any documents or discussions regarding the same strictly confidential and not to use the same for any purpose pending public disclosure thereof by the Company; provided, however, that the undersigned may consult with his, her or its agents and advisors with respect to the transactions contemplated hereby and, in connection therewith, disclose the terms and contents of this letter agreement and any other documents relating to the subject matter thereof or hereof.

 Title   FirstName   LastName
 JobTitle
 Company


By:  _________________________________

Its:  _________________________________

Promissory  Note  Amount:   $   ShareAmt
                             -------------



Name  and  Telephone  Number  of  Holder:

____________________________________

____________________________________

____________________________________

                                   Schedule I


     The Company has paid to PMG a cash retainer in the amount of $25,000. The Company will pay to PMG a cash fee equal to 3% of the amount of the Note and the Other Notes the holders of which execute the letter agreement in the form to which this Schedule I is attached (other than certain such holders affiliated with the Company), against which the $25,000 retainer will be credited. In the event that PMG sells any additional notes on terms substantially similar to the terms of the Note, as amended by the letter agreement to which this Schedule I is attached, including without limitation new notes the proceeds of which are used to repay any Declining Noteholders, the Company will pay PMG a placement fee of 7% of the proceeds of such sale. The Company will also reimburse PMG for all reasonable out-of-pocket expenses, including reasonable attorneys fees.

     In consideration of the Company's agreement to pay the foregoing to PMG, PMG hereby represents to the Company that the transactions contemplated by the letter agreement to which this Schedule I is attached, and all of PMG's filings in connection therewith, and the consideration to be received by PMG as contemplated by this Schedule I, in each case comply with all applicable federal and state securities laws and the National Association of Securities Dealers, Inc. rules in connection with such transactions, and PMG further represents and covenants that it, on behalf of the Company, has made and will continue to timely make all filings required to be made by the Company in order to make the transactions contemplated by this letter agreement exempt from the registration or qualification requirements of all applicable federal and state securities laws, and that such filings comply (or will comply) with the applicable requirements of all such laws.

     PMG has executed this Schedule I solely for purposes of the provisions of the second paragraph hereof as of this 19th day of December, 2000.

PMG  Capital  Corp.

By:  /s/  Richard  Hansen
     --------------------------

       Name:  Richard  Hansen
              -----------------

       Title: President
              -----------------

                                   Schedule II

                         Security Interest to be Granted
                         -------------------------------

1. Security interest is all inventory and accounts receivable of the Company, subordinate only to the prior security interest thereon held by RZB Finance L.L.C. and Bayerische Hypo-und Vereinsbank Aktiengeselischaft (collectively, "RZB").

2. Security interest in all other assets of the Company located in the United States of America, including without limitation all of the Company's right, title and interest to: a terminal facility in Brownsville, Texas (including eleven storage and mixing tanks, four mixed product truck loading racks, one specification product propane loading rack, two racks capable of receiving LPG delivered by truck, three railcar loading racks which permit loading and unloading of LPG by railcar and the rights under a lease for the 31+
                                                                               -
acres of real estate upon which such facility is located) (collectively the "Brownsville Terminal"); a 132-mile pipeline connecting Exxon Company, USA's King Ranch Gas Plant in Kleberg County, Texas and Duke Energy's La Gloria Gas Plant in Jim Wells County, Texas to the Brownsville Terminal; 21 million gallons of storage capacity in Markham, Texas; and two parallel pipelines running from the Brownsville Terminal to the United States/Mexico border (the "US Pipelines") and connecting to the Mexican Pipelines (as hereinafter defined). The foregoing security interest shall be senior to all other liens on such assets (other than liens for taxes not yet due and, in the case of the US Pipelines, for a contractor's lien in an amount not to exceed $1 million), and RZB shall execute an appropriate subordination and intercreditor agreement in form and substance reasonably satisfactory to PMG as collateral agent.

3. A security interest in all of the Company's right, title and interest to: a terminal facility in Matamoros, Mexico (including three storage tanks, ten specification product truck loading racks for LPG product and approximately 35+
                                                                               -
acres upon which such facility is located (the "Matamoros Terminal") and two parallel pipelines running from the Matamoros Terminal to the Mexico/United States border (the "Mexican Pipelines") and connecting to the US Pipelines. The foregoing security interest shall be senior to all other liens on such assets (other than liens for taxes not yet due), and RZB shall execute an appropriate subordination and intercreditor agreement in form and substance reasonably satisfactory o PMG as collateral agent.

4. For purposes of this Schedule II and the letter agreement to which it is attached, the assets described in the Items 1-2 hereof are referred to as the "American Assets" and the assets described in Item 3 hereof are referred to as the "Mexican Assets."

                                     JOINDER


     The undersigned hereby join in this letter agreement as of this 19th day of December, 2000 for the purposes of agreeing to their respective obligations under the provisions of Section 8 hereof and Jerome B. Richter further joins in this letter agreement for the purpose of agreeing to his obligations under the provisions of Section 2(e) hereof.

                                           /s/  Jerome  B.  Richter
                                        ---------------------------
                                        Jerome  B.  Richter

                                          /s/  Jorge  R.  Bracamontes
                                        -----------------------------
                                        Jorge  R.  Bracamontes

                                          /s/  Jerry  L.  Lockett
                                        -------------------------
                                        Jerry  L.  Lockett

                                          /s/  Ian  T.  Bothwell
                                        ------------------------
                                        Ian  T.  Bothwell